Exhibit (a)(5)(K)

Cycle Pharmaceuticals Completes Acquisition of Applied Therapeutics

CAMBRIDGE, UK and DETROIT, MICHIGAN – 3rd February 2026 – Cycle Group Holdings Limited (“Cycle”) is delighted to announce it has completed the acquisition of NASDAQ-listed Applied Therapeutics, Inc. (NASDAQ: APLT; “Applied”), a clinical-stage biopharmaceutical company.

Applied’s lead drug candidate, govorestat, is a novel central nervous system (CNS) penetrant Aldose Reductase Inhibitor (ARI) for the treatment of CNS rare metabolic diseases, including Classic Galactosemia, Charcot-Marie-Tooth Sorbitol Dehydrogenase Deficiency (CMT-SORD) and phosphomannomutase 2 congenital disorder of glycosylation (PMM2-CDG), for which there are currently no FDA approved treatment options available.

“Cycle was founded with a commitment to support patients living with rare metabolic diseases. From our beginnings with NITYR®, we have grown to offer three therapies for this community. With Applied Therapeutics now a part of the Cycle group, we can look to expand further in this area. Our focus remains the same: to bring meaningful, reliable treatments to the patients and families who need them most.” says James Harrison, CEO of Cycle.

The transaction is to be funded from cash on hand.

For Cycle, Goodwin Procter LLP acted as legal counsel. For Applied, Aquilo Partners, L.P. provided a fairness opinion, and Ropes & Gray LLP acted as legal counsel.

©2025 Cycle Pharmaceuticals Ltd. All rights reserved. NITYR is a registered trademark of Cycle Pharmaceuticals Ltd in the United States.

–ENDS–

About Cycle Pharmaceuticals

Cycle was founded in 2012 with the sole aim of delivering drug treatments and product support to the underserved rare disease community. Cycle focuses on rare genetic conditions in metabolic, immunology, urology, and oncology. In neurology, we focus on multiple sclerosis. Cycle is headquartered in Cambridge, UK and has offices in Detroit, Michigan, Boston, Massachusetts and High Point, North Carolina. For more information, please visit www.cyclepharma.com and follow us on X, LinkedIn and Facebook.

FOR FURTHER INFORMATION PLEASE CONTACT

marketing@cyclepharma.com

Cycle Pharmaceuticals Ltd

Tel: +44 1223 354 118